UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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EMCORE CORPORATION
(Name of Registrant as Specified in its Charter)

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EMCORE CORPORATION
145 Belmont Drive
Somerset, New Jersey 08873

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, FEBRUARY 13, 2006

To our Shareholders:

The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of EMCORE Corporation (the “Company”) will be held at 10:00 A.M. local time on Monday, February 13, 2006, at the Resort at Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, FL, 34228, for the following purposes:

(1)	To elect two (2) members to the Company’s Board of Directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006;

(3)	To approve an increase in the number of shares reserved for issuance under the Company’s 2000 Stock Option Plan;

(4)	To approve an increase in the number of shares reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan; and

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on December 23, 2005 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date, and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors, HOWARD W. BRODIE SECRETARY

January 9, 2006
Somerset, New Jersey

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

EMCORE CORPORATION
PROXY STATEMENT

TABLE OF CONTENTS

2006 Annual Shareholders Meeting Information
Information Concerning Proxy
Purposes of the Meeting
Outstanding Voting Securities and Voting Rights

Proposal I:  Election of Directors
Directors and Executive Officers
Compensation of Directors
Nominating Committee
Limitation of Officers’ and Directors’ Liability and Indemnification Matters
Recommendation of the Board of Directors

Ownership of Securities
Security Ownership of Certain Beneficial Owners and Management
Equity Compensation Plan Information
Section 16(a) Beneficial Ownership Reporting Compliance

Executive Compensation & Related Information
Compensation Committee Interlocks and Insider Participation
Report of the Compensation Committee
Fiscal 2006 Executive Bonus Plan
Executive Compensation
Options Grants in Fiscal 2005
Aggregated Option Exercises in Fiscal 2005 and Year-End Option Values
Certain Relationships and Related Transactions

Stock Performance Graph

Proposal II:  Appointment of Independent Registered Public Accounting Firm
Fiscal 2005 & 2004 Fees and Services
Report of the Audit Committee
Recommendation of the Board of Directors

Proposal III:  2000 Stock Option Plan Share Increase
Recommendation of the Board of Directors

Proposal IV:  2000 Employee Stock Purchase Plan Share Increase
Recommendation of the Board of Directors

General Matters

Proxy Form

EMCORE CORPORATION
145 Belmont Drive
Somerset, New Jersey 08873

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MONDAY, FEBRUARY 13, 2006

This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation (“EMCORE”, “Company”, “we”, or “us”) as of January 9, 2006, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held at 10:00 A.M. local time, on Monday, February 13, 2006, at the Resort at Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, FL, 34228, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 9, 2006. Shareholders should review the information provided herein in conjunction with the Company’s 2005 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company’s principal executive office is located at 145 Belmont Drive, Somerset, New Jersey 08873. The Company’s main telephone number is (732) 271-9090. The Company’s principal executive officers may be reached at the foregoing business address and telephone number.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company’s shareholders will consider and vote upon the following matters:

(1)	To elect two (2) members to the Company’s Board of Directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006;

(3)	To approve an increase in the number of shares reserved for issuance under the Company’s 2000 Stock Option Plan;

(4)	To approve an increase in the number of shares reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan; and

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth above) will be voted: (1) FOR the election of the nominees for directors named below; (2) FOR ratification of the Company’s independent registered public accounting firm named above; (3) FOR the increase in the number of shares reserved for issuance under EMCORE’s 2000 Stock Option Plan, as amended; (4) FOR the increase in the number of shares reserved for issuance under EMCORE’s 2000 Employee Stock Purchase Plan; and (5) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

As of the close of business on December 23, 2005 (the “Record Date”), the Company had 48,532,120 shares of no par value common stock (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company.

If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I: ELECTION OF DIRECTORS

Pursuant to EMCORE’s Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. The directors in each class hold office for staggered terms of three years. The Class C directors, Messrs. Werthan and Gillen, whose present terms expire in 2006, are being proposed for a new three-year term (expiring in 2009) at this Annual Meeting.

The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the nominee for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominee shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the nominee unless instructions to “withhold” votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

The following tables set forth certain information regarding the members of and nominees for the Board of Directors:

Name and Other Information	Age	Class and Year in Which Term Will Expire	Principal Occupation	Served as Director Since

NOMINEES FOR ELECTION AT THE 2006 ANNUAL MEETING

Thomas G. Werthan	49	Class C 2006	Executive V.P. and Chief Financial Officer, EMCORE Corporation	1992
John Gillen (1) (2) (3) (4)	64	Class C 2006	Partner, Gillen and Johnson, P.A., Certified Public Accountants	2003

DIRECTORS WHOSE TERMS CONTINUE

Charles Scott (1) (2) (3) (4)	56	Class B 2007	Chairman of William Hill plc	1998
Richard A. Stall	49	Class B 2007	Executive V.P. and Chief Technology Officer, EMCORE Corporation	1996
Robert Louis-Dreyfus (4)	59	Class B 2007	Chairman of IVS; Chairman of Infront Sports and Media AG	1997
Thomas J. Russell (2) (4)	74	Class A 2008	Chairman of the Board, EMCORE Corporation	1995
Reuben F. Richards, Jr.	50	Class A 2008	President and Chief Executive Officer, EMCORE Corporation	1995
Robert Bogomolny (1) (3) (4)	67	Class A 2008	President, University of Baltimore	2002
____________________

(1)	Member of Audit Committee.
(2)	Member of Nominating Committee.
(3)	Member of Compensation Committee.
(4)	Determined by the Board of Directors to be an independent director.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

THOMAS J. RUSSELL, PH.D. has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company’s Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc., and was a Director until 1996. In 1990, Dr. Russell was appointed as a Director of Saatchi & Saatchi plc (now Cordiant plc), and served on that board until 1997. He served as a Director of adidas-Salomon AG from 1994 to 2001. He also served on the board of LD COM Networks until 2004. He holds a Ph.D. in physiology and biochemistry from Rutgers University.

REUBEN F. RICHARDS, JR. joined the Company in October 1995 as its President and Chief Operating Officer, and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. (“Jesup & Lamont” (an affiliate of a registered broker-dealer)). From December 1994 to December 1996, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves on the board of the Company’s GELcore LLC joint venture.

THOMAS G. WERTHAN joined the Company in 1992 as its Chief Financial Officer and a director. Mr. Werthan has over 22 years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

RICHARD A. STALL, PH.D. became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been the Chief Technology Officer (previously titled Vice President - Technology) at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds seven patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

ROBERT LOUIS-DREYFUS has been a director of the Company since March 1997. Mr. Louis-Dreyfus was the Chairman of Louis Dreyfus Communications (now Neuf Cegetel) from May 2000 through October 2004. From 1993 through 2001, he was Chairman of the Board of Directors and Chief Executive Officer of adidas-Salomon AG. From 1989 until 1993, Mr. Louis-Dreyfus was the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc). Since 1992, he has been an investor and a director of several other companies, and is currently serving as an advisory board member of The Parthenon Group since October 1998, Chairman of the Board of IVS since 2002, and Chairman of the Board of Infront Sports and Media AG since 2002. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983), and then as Chief Executive Officer (from 1984 to 1988), of IMS International until its acquisition by Dun & Bradstreet in 1988.

ROBERT BOGOMOLNY has served as a director of the Company since April 2002. Since August 2002, Mr. Bogomolny has served as President of the University of Baltimore. Prior to that, he served as Corporate Senior Vice President and General Counsel of G.D. Searle & Company, a pharmaceuticals manufacturer, from 1987 to 2001. At G.D. Searle, Mr. Bogomolny was responsible at various times for its legal, regulatory, quality control, and public affairs activities. He also led its government affairs department in Washington, D.C., and served on the Searle Executive Management Committee.

CHARLES SCOTT has served as a director of the Company since February 1998. Since January 1, 2004, he has served as Chairman of the Board of Directors of William Hill plc, a leading provider of bookmaking services in the United Kingdom. Prior to that, Mr. Scott served as Chairman of a number of companies, including Cordiant Communications Group plc, Saatchi & Saatchi Company plc, and Robert Walters plc.

JOHN GILLEN has served as a director of the Company since March 2003. Mr. Gillen has been a partner in the firm of Gillen and Johnson, P.A., Certified Public Accountants since 1974. Prior to that time, Mr. Gillen was employed by the Internal Revenue Service and Peat Marwick Mitchell & Company, Certified Public Accountants.

Non-Director Executive Officers

HOWARD W. BRODIE, ESQ., 38, joined the Company in August 1999 and serves as Executive Vice President, Chief Legal Officer, and Secretary of the Company. From 1995 to 1999, Mr. Brodie was with the law firm of White & Case LLP, where he practiced securities law and mergers and acquisitions. From 1994 to 1995, Mr. Brodie served as a judicial law clerk to Chief Judge Gilbert S. Merritt on the Sixth Circuit Court of Appeals. Mr. Brodie received his J.D. degree from Yale Law School in 1994.

SCOTT T. MASSIE, 44, joined the Company in September 2002 and serves as Executive Vice President and Chief Operating Officer. From 1997 to 2000, Mr. Massie was Chief Operating Officer of IQE plc, a merchant epi wafer supplier, and its predecessor, QED. In 2000, Mr. Massie became President of IQE, Inc., the U.S. subsidiary of IQE plc, and he held this position until 2002. Mr. Massie holds a B.S. in mathematics, a B.S. in physics, and an M.S. in physics, all from Virginia Tech University. He also is a Commonwealth Fellow of the Commonwealth of Virginia, and a Director of the Greater Albuquerque Chamber of Commerce.

COMPENSATION OF DIRECTORS

The Board of Directors held five regularly scheduled and special telephonic meetings during fiscal 2005, and took other certain actions by unanimous written consent. During fiscal 2005, all directors of the Company, except for Mr. Louis-Dreyfus, attended at least 75% of the aggregate meetings of the Board and committees on which they served, during their tenure on the Board.

Pursuant to its Directors’ Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 per committee meeting attended ($600 for the chairman of a committee), as well as reimburses a non-employee director's reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. Payment of fees under the Directors’ Stock Award Plan is made in common stock of the Company at the closing price on the NASDAQ National Market for the day prior to the meeting.

In addition, on October 20, 2005, the Board of Directors instituted an Outside Directors Cash Compensation Plan providing for the payment of cash compensation to outside directors for their participation at Board meetings. Director compensation is established by the Board and periodically reviewed. The objectives of the Outside Directors Cash Compensation Plan are to provide the Company with an advantage in attracting and retaining outside directors. Each non-employee director receives a meeting fee for each meeting that he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of the Board. In addition, each non-employee director receives a committee meeting fee for each meeting that he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of a Board committee. Until changed by resolution of the Board, the meeting fee is $5,000 and the committee meeting fee is $3,000; provided that the meeting fee for special telephonic meetings (i.e., Board meetings that are not regularly scheduled and in which non-employee directors typically participate telephonically) is $1,000 and the committee meeting fee for such special telephonic meetings is $600. Any non-employee director who is the chairman of a committee receives an additional $1,000 for each meeting of the committee that he or she chairs, and an additional $200 for each special telephonic meeting of such committee.  Directors may defer cash compensation otherwise payable under the Outside Directors Cash Compensation Plan.

No director who is an employee of the Company receives compensation for services rendered as a director under either the Outside Directors Cash Compensation Plan or the Directors’ Stock Award Plan.

NOMINATING COMMITTEE

The Company’s Nominating Committee currently consists of Messrs. Russell, Scott, and Gillen, each of whom is an independent director, as that term is defined by the NASDAQ listing standards. The Nominating Committee recommends new members to the Company’s Board of Directors. The Nominating Committee meets once annually. A copy of the Charter of the Nominating Committee is posted on the Company’s website, www.emcore.com.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from shareholder regarding possible director candidates for election in 2007. Such suggestions, together with appropriate biographical information, should be submitted to the Company’s Secretary. See the section titled “Shareholder Proposals” below under “General Matters” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy was recommended for election by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any shareholder.

LIMITATION OF OFFICERS’ AND
DIRECTORS’ LIABILITY AND INDEMNIFICATION MATTERS

The Company’s Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company’s directors for monetary damage resulting from breaches of their fiduciary duty, and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement, or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee, or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF NOMINEES LISTED ABOVE UNDER PROPOSAL I.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 23, 2005 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or “group” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock, (ii) each named executive officer of the Company, (iii) each director and nominee, and (iv) all directors and executive officers as a group (10 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Shares beneficially owned include shares and underlying warrants and options exercisable within sixty (60) days of December 23, 2005. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 145 Belmont Drive, Somerset, NJ 08873.

Name	Shares Beneficially Owned	Percent of Common Stock

Thomas J. Russell (1)	5,017,368	10.3%
Reuben F. Richards, Jr. (2)	1,243,540	2.5%
Thomas G. Werthan (3)	342,968	*
Richard A. Stall (4)	425,000	*
Robert Louis-Dreyfus (5)	3,302,416	6.8%
Robert Bogomolny	81,462	*
John Gillen	23,250	*
Charles Scott (6)	36,062	*
Howard W. Brodie, Esq. (7)	138,756	*
Scott T. Massie (8)	65,805	*

All directors and executive officers as a group (10 persons) (9)	10,676,627	21.5%

State of Wisconsin Investment Board (10)	4,842,867	10.0%
Pioneer Global Asset Management S.p.A. (11)	2,494,045	5.1%
Wellington Management Company, LLP (12)	2,434,061	5.0%
____________________

*	Less than 1.0%
(1)	Includes 2,280,035 shares are held by The AER Trust.
(2)	Includes options to purchase 331,250 shares.
(3)	Includes options to purchase 267,546 shares.
(4)	Includes options to purchase 316,720 shares.
(5)	All 3,302,416 shares held by Gallium Enterprises Inc.
(6)	Includes 24,062 shares owned by Kircal, Ltd.
(7)	Includes options to purchase 135,000 shares.
(8)	Includes options to purchase 60,000 shares
(9)	Includes options to purchase 1,110,516 shares.
(10)	The address of State of Wisconsin Investment Board is 121 East Wilson Street, 2nd Floor, Madison, WI, 53703.
(11)	The address of Pioneer Global Asset Management S.p.A. is Galleria San Carlo 6, 20122 Milan, Italy.
(12)	The address of Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, MA, 02109.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of September 30, 2005, the number of securities outstanding under each of EMCORE’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,164,306	$4.16	449,972
Equity compensation plans not approved by security holders	1,920	0.23	-

Total	6,166,226	$4.16	449,972

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company’s review of copies of all disclosure reports filed by directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, and written representations furnished to the Company, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during the fiscal year, with the exception of March 7, 2005 filings for Messrs. Gillen, Bogomolny, and Scott, and a September 20, 2005 filing for Mr. Richards, which were not timely reported. The Company has since corrected its process.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Messrs. Gillen, Bogomolny, and Scott. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company, and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company’s officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company’s Board of Directors or Compensation Committee. The Compensation Committee meets at least once annually.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report of the Compensation Committee by reference therein.

The Committee’s Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Compensation Committee is responsible for setting and administering policies which govern EMCORE’s executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2005. The Compensation Committee met three times in fiscal 2005 (October 2004, November 2004, and May 2005). A summary of the compensation policies are attached hereto.

Compensation Philosophy

The Compensation Committee has approved compensation programs intended to:

•
Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

•	Motivate executives and key employees to achieve strong financial and operational performance;

•	Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

•	Reward individual performance;

•	Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives and requiring target levels of stock ownership; and

•	Encourage long-term commitment to EMCORE.

Compensation Methodology

Each year the Compensation Committee reviews data from market surveys, proxy statements, and independent consultants to assess EMCORE’s competitive position with respect to the following three components of executive compensation:

•	Base salary;

•	Annual incentives; and

•	Long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive.

Components of Compensation

Base Salary. Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions and markets. The Compensation Committee approves all salary increases for executive officers, as such are recommended to the Committee by the Company’s Chief Executive Officer.

Base pay increases were approved, effective October 1, 2004, for Messrs. Stall, Werthan, Brodie, and Massie as follows:

Name	Existing Base	New Base
Stall	$ 235,000	$ 240,000
Werthan	$ 225,000	$ 236,000
Brodie	$ 210,000	$ 215,000
Massie	$ 215,000	$ 250,000

Annual Incentives. Annual cash incentives are provided to executives to promote the achievement of performance objectives of EMCORE. In May 2005, the Compensation Committee awarded the following cash compensation, based in part upon recommendations from the CEO:

Name	Cash Bonus
Stall	$ 75,000
Werthan	$ 75,000
Brodie	$ 75,000
Massie	$ 93,750

Long-Term Incentives. In May 2005, the Compensation Committee approved awards of stock options to the following executive officers: Stall, Werthan, Brodie, and Massie. All of the stock options were granted under the 2000 Stock Option Plan. The exercise price for each of these option grants is $3.42 per share (the closing price of the Company’s common stock on the Nasdaq National Market on May 18, 2005). Each option grant vests 25% per year with the first tranche vesting on May 18, 2006, resulting in the grant fully vesting after four years. The options expire ten (10) years from the date such option was granted.

Name	Options
Stall	45,000
Werthan	60,000
Brodie	45,000
Massie	67,500

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, EMCORE may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards that would vest upon the passage of time or other compensation, which would not result in qualification of those awards as performance-based compensation.

Compensation of the Chief Executive Officer

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. The Chief Executive Officer participates in the same programs and receives compensation based upon the same criteria as EMCORE’s other executive officers. However, the Chief Executive Officer’s compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds, and the higher level of responsibility that he has with respect to the strategic direction of EMCORE and its financial and operating results.

The components of Mr. Richard’s 2005 compensation were:

Base Salary. After considering EMCORE’s overall performance and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, a 5% increase in Mr. Richards’ base salary, to $385,000, effective October 1, 2004.

Annual Incentives. Annual incentive compensation for Mr. Richards is based upon achievement of targets set by the Board of Directors. Based on 2004 and the first half of fiscal 2005 performance, in May 2005 Mr. Richards received a payment of $225,000.

Long-Term Incentives. In May 2005, Mr. Richards received a stock option award for 300,000 shares under the 2000 Stock Option Plan. The exercise price for each of these option grants is $3.42 per share (the closing price of the Company’s common stock on the Nasdaq National Market on May 18, 2005). Each option grant vests 25% per year with the first tranche vesting on May 18, 2006, resulting in the grant fully vesting after four years. The options expire ten (10) years from the date such option was granted.

The Compensation Committee conducts its annual review of Chief Executive Officer performance and compensation after the close of the fiscal year, to assure thorough consideration of year-end results.

This report has been provided by the Compensation Committee.

May 2005

COMPENSATION COMMITTEE John Gillen, Chairman Charlie Scott Robert Bogomolny

FISCAL 2006 EXECUTIVE BONUS PLAN

On October 20, 2005, the Compensation Committee of the Board of Directors of EMCORE adopted the Fiscal 2006 Executive Bonus Plan. The purpose of the Fiscal 2006 Executive Bonus Plan is to establish and implement a consistent, market-driven, performance-based approach to compensation that is compatible with EMCORE’s compensation policy and supports EMCORE’s strategic business plan and goals.

Under the Fiscal 2006 Executive Bonus Plan, a bonus target for each executive is created based on corporate performance during fiscal 2006. Half of the target is related to the Company meeting revenue targets as set forth in EMCORE’s fiscal 2006 budget (the “Fiscal 2006 Budget”) and half of the target is related to the Company meeting EBIT targets set forth in the Fiscal 2006 Budget. For each individual executive, the bonus target is equal to 80% of the Chief Executive Officer’s base salary, 60% of the Chief Operating Officer’s base salary, and 50% of the other executive officers’ respective base salaries. In the event that EMCORE’s financial performance exceeds either the revenue or EBIT targets contained in the Fiscal 2006 Budget by 10% or more, each executive’s target bonus may be increased up to an additional 20%. The Fiscal 2006 Executive Bonus Plan also contains an individual performance component that acts as a multiplier, which can accelerate or decelerate the target bonus percentage based upon individual performance as determined by the Chief Executive Officer and the Compensation Committee. The multiplier ranges from 0% to 140% of the executive’s target bonus. The Chief Executive Officer’s individual performance is reviewed by the Compensation Committee. Each individual performance of the Chief Operating Officer and the other executive officers is reviewed by the Chief Executive Officer and approved by the Compensation Committee.

Payment of bonuses (if any) is normally made after the end of the performance period during which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The Compensation Committee and the Chief Executive Officer retain the ability to modify individual executive bonuses based upon individual performance and the successful completion of business projects and other management performance objectives. In addition, the Compensation Committee makes long-term incentive grants to executive officers and employees, which are not covered under the terms of the Fiscal 2006 Executive Bonus Plan.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 2005, 2004, and 2003 of those persons who during such fiscal year (i) served as the Company’s chief executive officer, and (ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the “Named Executive Officers”):

Annual Compensation
Name and Principal Position	Fiscal Year		Salary		Bonus(1)	Other Annual Compensation		Long-term Compensation Securities Underlying Options	All Other Compensation

Reuben F. Richards, Jr. President and Chief Executive Officer	2005 2004 2003	$ $ $	399,423 356,923 327,307	$ $	225,000 325,000 --	-- -- --		300,000 145,000 --	-- -- --

Richard A. Stall Executive Vice President and Chief Technology Officer	2005 2004 2003	$ $ $	280,439 231,615 203,461	$ $	75,000 100,000 --	$25,317 -- --	(2)	45,000 50,000 --	-- -- --

Thomas G. Werthan Executive Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	266,988 218,269 190,392	$ $	75,000 125,000 --	$20,700 -- --	(3)	60,000 80,000 --	-- -- --

Howard W. Brodie, Esq. Executive Vice President and Chief Legal Officer	2005 2004 2003	$ $ $	223,173 205,961 181,538	$ $	75,000 125,000 --	-- -- --		45,000 60,000 --	-- -- --

Scott T. Massie Executive Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	258,942 197,482 175,000	$ $	93,750 80,000 --	-- -- --		67,500 40,000 --	-- -- --

____________________

(1)
In addition to the fiscal 2004 bonus amounts described in the March 2004 Report of the Compensation Committee, the bonuses listed above for Messrs. Richards, Stall, Werthan, and Brodie include an additional $25,000 bonus awarded in November 2003.

(2)
In November 2004, the Compensation Committee forgave a loan made in 1994 by the Company to Dr. Stall in the amount of $16,750 to pay for warrant exercises at that time. In light of Dr. Stall’s past and continued service to the Company, the Compensation Committee cancelled the loan through a bonus in the amount of $25,317, which includes repayment of the loan and additional cash to cover taxes.

(3)
In November 2004, the Compensation Committee forgave a loan made in 1994 by the Company to Mr. Werthan in the amount of $13,450 to pay for warrant exercises at that time. In light of Mr. Werthan’s past and continued service to the Company, the Compensation Committee cancelled the loan through a bonus in the amount of $20,700, which includes repayment of the loan and additional cash to cover taxes.

OPTION GRANTS IN FISCAL 2005

The following table sets forth information with respect to option grants to the Named Executive Officers during fiscal 2005:

•	The number of shares of EMCORE common stock underlying options granted during fiscal 2005;

•	The percentage that such options represent of all options of the same class granted to employees during fiscal 2005;

•	The exercise price (equal to the fair market value of the stock on the date of grant);

•	The expiration date of the grant; and

•	The potential realizable value at assumed annual rates of stock price appreciation (5% and 10%) through the expiration of the option term.

	Number of Options Granted	% of Total Options Granted to Employees In FY’05	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value @ 5%	Potential Realizable Value @ 10%

Reuben F. Richards, Jr.	300,000	16.7%	$3.42	5/18/2015	$645,200	$1,635,200
Thomas G. Werthan	60,000	3.3%	$3.42	5/18/2015	$129,000	$327,000
Richard A. Stall	45,000	2.5%	$3.42	5/18/2015	$96,800	$245,300
Howard W. Brodie, Esq.	45,000	2.5%	$3.42	5/18/2015	$96,800	$245,300
Scott T. Massie	67,500	3.8%	$3.42	5/18/2015	$145,200	$367,900

AGGREGATED OPTION EXERCISES IN FISCAL 2005
AND YEAR-END OPTION VALUES

The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during fiscal 2005 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2005 and the aggregate gains that would have been realized had these options been exercised on September 30, 2005, even though such options had not been exercised by the Named Executive Officers.

Name	Shares Acquired On Exercise(1)	Value Realized	Total Number of Unexercised Options at September 30, 2005(2)		Value of Unexercised In-the-Money Options at September 30, 2005(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Reuben F. Richards, Jr.	58,824	$255,002	331,250	408,750	$126,513	$1,189,538
Richard A. Stall	2,648	$4,918	339,620	82,500	$106,987	$252,375
Thomas G. Werthan	37,824	$92,858	267,546	120,000	$120,847	$371,400
Howard W. Brodie, Esq.	15,000	$22,870	135,000	90,000	--	$278,550
Scott T. Massie	--	--	60,000	97,500	$198,400	$286,950

____________________

(1)	A total 114,296 options were exercised by Named Executive Officers in fiscal 2005.
(2)
This represents the total number of shares subject to stock options held by each Named Executive Officer at September 30, 2005. These options were granted on various dates during the fiscal years 1995 through 2005.

(3)
These amounts represent the difference between the exercise price of the stock options and the closing price of the Common Stock on September 30, 2005 for all the in-the-money options held by each Named Executive Officer. The in-the-money stock option exercise prices range from $2.63 to $5.10. These stock options were granted at the fair market value of the Common Stock on the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, prior to July 2002, EMCORE has loaned money to certain of its executive officers and directors. Pursuant to due authorization from EMCORE's Board of Directors, EMCORE loaned $3.0 million to the Chief Executive Officer in February 2001. The promissory note matures on February 22, 2006 and bears interest (compounded annually) at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest is payable at maturity. The note is partially secured by a pledge of shares of EMCORE's common stock. Accrued interest at September 30, 2005 totaled approximately $0.8 million.

In addition, pursuant to due authorization of the Company's Board of Directors, EMCORE loaned $82,000 to the Chief Financial Officer (CFO) of EMCORE in December 1995. The loan does not bear interest and provides for offset of the loan via bonuses payable to the CFO over a period of up to 25 years. The remaining balance relates to $87,260 of loans from the Company to an officer (who is not a Named Executive Officer) that were made during 1997 through 2000, and are payable on demand.

During the first quarter of fiscal 2005, pursuant to due authorization of the Company’s Compensation Committee, EMCORE wrote-off $34,000 of notes receivable that were issued in 1994 to certain EMCORE employees.

STOCK PERFORMANCE GRAPH

The following Stock Performance Graph does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Stock Performance Graph by reference therein.

The following graph and table compares the cumulative total shareholders’ return on the Company’s common stock for the five-year period from the September 30, 2000 through September 30, 2005 with the cumulative total return on the NASDAQ Stock Market Index and the NASDAQ Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on September 30, 2000 in the Company’s common stock. The Company did not declare, nor did it pay, any dividends during the comparison period.

PROPOSAL II: APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2005. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If this appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint another independent registered public accounting firm whose appointment for any period subsequent to the 2005 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

FISCAL 2005 & 2004 FEES AND SERVICES

Deloitte & Touche LLP was the independent registered public accounting firm that audited EMCORE’s financial statements for fiscal 2005 and 2004. In addition to performing the audit services for fiscal 2005 and 2004, the Company also retained Deloitte & Touche LLP to perform other non-audit related services during these periods.

The aggregate fees billed by Deloitte & Touche LLP in connection with audit and non-audit services rendered for fiscal 2005 and 2004 are as follows:

	Fiscal 2005	Fiscal 2004

Audit fees (1)	$621,000	$279,000
Audit-related fees (2)	28,000	156,000
Tax fees (3)	--	59,000
All other fees (4)	17,000	15,000

Total	$666,000	$509,000

Notes

(1)
Represents fees for professional services rendered in connection with the audit of our annual financial statements, reviews of our quarterly financial statements, and advice provided on accounting matters that arose in connection with audit services. $237,000 of the Fiscal 2005 audit fees were for professional services rendered in connection with the audit of our internal controls over financial reporting (SOX 404 compliance).

(2)	Represents fees for professional services related to the audits of our employee benefit plan and other statutory or regulatory filings.
(3)	Represents fees for tax services provided in connection with general tax matters.
(4)	All other fees represent fees for services provided to EMCORE that are not otherwise included in the categories above.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.

The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Audit Committee currently consists of Messrs. Scott, Gillen, and Bogomolny. Each member of the audit committee is currently an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has determined that Messrs. Scott and Gillen are each audit committee financial experts. The Audit Committee met seven times in fiscal 2005. The Audit Committee performs the functions set forth in the EMCORE Corporation Audit Committee Charter, which has been adopted by the Board of Directors. The Audit Committee Charter is available on our website at www.emcore.com.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2005 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61. Furthermore, the Audit Committee has reviewed management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and has reviewed the opinion of the Company’s independent registered public accounting firm regarding such assessment and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received the written disclosures and letter from the Company’s independent registered public accounting firm required by independence Standards Board Standard No. 1, and has discussed with such accounting firm the independence of such accounting firm. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2005, which was filed on December 14, 2005.

The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by Deloitte & Touche LLP. In considering whether to approve such services, the Audit Committee will consider the following:

•	Whether the services are performed principally for the Audit Committee
•	The effect of the service, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process
•	Whether the service would be performed by a specialist (e.g. technology specialist) and who also provide audit support and whether that would hinder independence
•	Whether the service would be performed by audit personnel and, if so, whether it will enhance the knowledge of the Company’s business
•	Whether the role of those performing the service would be inconsistent with the auditor’s role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted)
•	Whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management
•	Whether the auditors would be in effect auditing their own numbers
•	Whether the project must be started and completed very quickly
•	Whether the audit firm has unique expertise in the service, and
•	The size of the fee(s) for the non-audit service(s)

During fiscal 2005, all professional services provided Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE Charles Thomas Scott, Chairman Robert Bogomolny John Gillen

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNDER PROPOSAL II.

PROPOSAL III: TO APPROVE AN INCREASE IN THE NUMBER OF
SHARES AVAILABLE UNDER EMCORE'S 2000 STOCK OPTION PLAN

General

On November 8, 1999, the Board of Directors adopted the EMCORE Corporation 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan became effective upon its approval by the Company’s shareholders at the 2000 Annual Meeting. It was amended by a vote of the shareholders at the Company’s 2001 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 3,300,000, to 4,750,000, and amended a second time by a vote of the shareholders at the Company’s 2004 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 2,100,000 (for a maximum total of 6,850,000).

At the 2006 Annual Meeting, the shareholders will be requested to approve an additional increase in the number of shares of Common Stock available for issuance under the 2000 Plan. As of the date of the 2006 Annual Meeting, we expect to have options for only approximately 421,000 shares authorized and available for issuance under the 2000 Plan. Furthermore, no shares are currently available for grant under the EMCORE Corporation 1995 Incentive and Non-Statutory Stock Option Plan (as amended, the “1995 Plan”). The 1995 Plan had allowed the grant of a total of 2,744,118 shares of Common Stock (on a post-split basis) pursuant to stock options and stock appreciation rights.

Our Company’s philosophy on employee compensation is to provide employees and management with equity participation linked to long-term stock price performance, while at the same time remaining sensitive to the potential impact on our other shareholders. We believe that offering broad-based equity compensation through stock options is critical to attracting and retaining the highest caliber employees. Employees with a stake in the future success of our business are motivated to achieve long-term growth and thus maximize shareholder value. Options have historically formed a significant portion of our employees’ overall compensation, and almost all of our current employees have received options. The purpose of this proposal is to provide sufficient reserves of shares, based on our current business plans, to ensure the Company’s ability to continue to provide new hires, employees and management with an equity stake in the Company over the next year.

The Company’s three-year average “burn rate” (the average number of stock options granted during fiscal 2003-2005 compared to the total shares outstanding in each fiscal year) is roughly 6.2%. This is lower than the maximum burn rate threshold (one standard deviation above the mean burn rate of a company’s peer group) announced by the Institutional Shareholder Services (“ISS”) in its 2006 policy updates, which ISS reports is 7.7% for semiconductor-related companies in the Russell 3000. Furthermore, the Company’s burn rates in the past two fiscal years (3.7% in fiscal 2005 and 4.0% in fiscal 2004) are significantly lower than the mean burn rate (4.8%) for semiconductor-related companies in the Russell 3000. In fiscal 2006, given continued progress towards key financial objectives and assuming that this proposal is approved by the Company’s shareholders, the Board of Directors expects to award stock option grants at all levels of the Company that would total approximately 2.1 million shares, which would result in a fiscal 2006 burn rate (4.4%) that is again below the mean burn rate (4.8%) for semiconductor-related companies in the Russell 3000.

Accordingly, on October 20, 2005, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted an amendment to the 2000 Plan, subject to approval by the shareholders, to increase the total number of shares of Common Stock on which options may be granted under the 2000 Plan by 2,500,000, to 9,350,000. The Board of Directors recommends approval of this amendment to the 2000 Plan to permit the issuance of this increased number of shares of Common Stock thereunder. The Board of Directors believes that this proposed increase is in the best interests of the Company and the shareholders. In the event this proposal is not approved by our shareholders, and as a consequence we are unable to continue to grant options at competitive levels, the Board of Directors believes that it will negatively affect our ability to meet our need for highly qualified personnel and our ability to manage future growth.

If this proposal is adopted, the third sentence of Section 4(a) of the 2000 Plan would be amended to read, in its entirety, as follows:

“The total number of shares of Stock that may be delivered pursuant to Options granted under the Plan is 9,350,000, plus any shares of Stock subject to a stock option granted under the Predecessor Plan which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock; provided, however, that the number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan is 9,350,000, without application of paragraph 4(d) of this Section 4.”

Other key features of the 2000 Plan and significant historical option grant information are as follows:

•	The 2000 Plan and the 1995 Plan were both approved by the Company’s shareholders;

•	The 2000 Plan is administered solely by the Compensation Committee, which is composed entirely of independent directors;

•	It is the Company’s policy only to grant options under the 2000 Plan that have an exercise price equal to or greater than the fair market value of our common stock at the date of grant;

•	It is the Company’s policy to grant options with a five-year vesting schedule for first-time grants;

•	The 2000 Plan authorizes only the grant of options; and

•	The 2000 Plan does not include any automatic share reserve increase provision (i.e. any “evergreen” provision).

Effective October 1, 2005, the first day of fiscal 2006, EMCORE adopted SFAS No. 123(R), Share-Based Payment (Revised 2004), on a modified prospective basis. As a result, EMCORE will now include stock-based compensation costs in its results of operations for the fiscal quarter ended December 31, 2005 and subsequent reporting periods.

This proposal summarizes the essential features of the 2000 Plan, as it would be amended pursuant to this proposal. You should read the amended plan for a full statement of its terms and conditions. A copy of the 2000 Plan may be obtained upon written request to our Investor Relations Department at 145 Belmont Drive, Somerset, NJ 08873.

Description of Material Features of the 2000 Plan

The purpose of the 2000 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

The 2000 Plan became effective at the 2000 Annual Meeting. As previously amended, the 2000 Plan currently provides for the grant of options to purchase a total of up to 6,850,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under “Changes in Capital”).

Administration. The Compensation Committee has the exclusive discretionary authority to operate, manage and administer the 2000 Plan in accordance with its terms. The Compensation Committee’s decisions and actions concerning the 2000 Plan are final and conclusive. Within the limitations of the 2000 Plan and applicable laws and rules, the Compensation Committee may allocate or delegate its administrative responsibilities and powers under the 2000 Plan, and our Board of Directors is permitted to exercise all of the Compensation Committee's powers under the 2000 Plan.

In addition to its other powers under the 2000 Plan described in this summary, the Compensation Committee has the following authorities and powers under the 2000 Plan in accordance with its terms:

•	to determine which eligible employees, officers, directors and/or consultants will receive options under the 2000 Plan and the number of shares of Common Stock covered by each such option;

•	to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2000 Plan;

•
to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2000 Plan, or applicable to options granted under the 2000 Plan;

•	to accelerate the vesting or exercisability of options granted under the 2000 Plan;

•	to offer to buy out outstanding options granted under the 2000 Plan;

•	to determine the form and content of the option agreements which represent options granted under the 2000 Plan;

•	to interpret the 2000 Plan and option agreements;

•	to correct any errors, supply any omissions and reconcile any inconsistencies in the 2000 Plan and/or any option agreements; and

•	to take any actions necessary or advisable to operate and administer the 2000 Plan.

Currently, the Compensation Committee consists of Messrs. Gillen, Scott, and Bogomolny, each of whom is a director, but not an employee, of EMCORE.

Shares Subject to the 2000 Plan; Limitations on Grants of Options. If this proposal is approved by the shareholders, a total of 9,350,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2000 Plan, subject to adjustment for certain changes in our capital (described below under “Changes in Capital”). The shares of Common Stock that may be delivered under the 2000 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2000 Plan or the 1995 Plan would be available for future options grants under the 2000 Plan. If any person exercises an option under the 2000 Plan or the 1995 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2000 Plan. “Incentive Stock Options” (as described below under “Terms of Options—Types of Options”) covering no more than a total of 9,350,000 shares of Common Stock may be granted under the 2000 Plan.

No more than 600,000 shares of Common Stock (subject to adjustment for certain changes in our capital (described below under “Changes in Capital”)) may be subject to options granted under the 2000 Plan to a single recipient during a 12-month period.

Participation. The Compensation Committee may grant options under the 2000 Plan to our officers, employees, directors (including non-employee directors) and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2000 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Compensation Committee designates as an affiliate for purposes of the 2000 Plan. Only employees of EMCORE and its subsidiaries (as defined in the 2000 Plan) are eligible to receive “incentive stock options” under the 2000 Plan, however.

All of our employees (currently approximately 675 in number), including all of our executive officers (5 in number, of whom 3 are also directors), are eligible to receive options under the 2000 Plan. The individuals to whom additional options will be granted under the 2000 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our Named Executive Officers, will receive such additional options under the 2000 Plan. Options are granted on a discretionary basis as approved by the Compensation Committee.

Terms of Options.

Types of Options. Additional options to be granted under the 2000 Plan will be either “incentive stock options,” which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or options other than incentive stock options (referred to as “non-qualified options”), as determined by the Compensation Committee and stated in the applicable option agreement.

Option Price. The Compensation Committee determines the option exercise price of each option granted under the 2000 Plan at the time of grant. However, the per-share exercise price of an “incentive stock option” granted under the 2000 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2000 Plan) on the date such incentive stock option is granted. On December 23, 2005, the fair market value of a share of Common Stock was $7.63.

Payment. The option exercise price of any options granted under the 2000 Plan may be paid in any legal manner prescribed by the Compensation Committee. The method of payment includes a “cashless exercise” program if the Compensation Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Compensation Committee may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2000 Plan constitute general funds of EMCORE.

Exercise of Options. The Compensation Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2000 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2000 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2000 Plan also terminate when the recipient’s service as a director, employee or consultant of EMCORE or its affiliates terminates; however, the Compensation Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option. A recipient may elect to defer until a later date delivery of shares otherwise deliverable upon exercise of such recipient’s option, if permitted by the Compensation Committee.

  Transferability of Options. Options granted under the 2000 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient’s options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Compensation Committee may permit the recipient of a non-qualified option under the 2000 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Compensation Committee may prescribe.

Changes in Capital. In order to preserve the benefits or potential benefits intended to be made available under the 2000 Plan or outstanding options, or as otherwise necessary, the Compensation Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2000 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not EMCORE is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

In the event of a “change in control” of EMCORE (as defined in the 2000 Plan), all options then outstanding under the 2000 Plan will be accelerated and become immediately exercisable in full. The 2000 Plan gives the Compensation Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2000 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Compensation Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee’s incentive stock options from favorable “incentive stock option” tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Compensation Committee’s discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

Tax Withholding Obligations. Recipients who exercise their options under the 2000 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Compensation Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

Amendment and Termination of the 2000 Plan. Our Board of Directors may amend, alter, suspend or terminate the 2000 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2000 Plan that would:

•
except in the event of certain changes in our capital (as described above under “Changes in Capital”), increase the number of shares of Common Stock that may be delivered under the 2000 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

•	decrease the minimum option exercise price required by the 2000 Plan;

•	change the class of persons eligible to receive options under the 2000 Plan; or

•	extend the duration of the 2000 Plan or the exercise period of any options granted under the 2000 Plan.

Accordingly, a vote of the shareholders is required for the amendment to the 2000 Plan contemplated by this proposal.

The Compensation Committee may amend outstanding options. However, no such amendment or termination of the 2000 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2000 Plan without his or her written consent.

The 2000 Plan will terminate on February 16, 2010, unless the 2000 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2000 Plan; however, any options outstanding when the 2000 Plan terminates will remain outstanding until such option terminates or expires.

Certain Federal Income Tax Consequences. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to EMCORE and recipients of options under the 2000 Plan (who are referred to in this summary as “optionees”) in connection with the grant and exercise of options under the 2000 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to “EMCORE” and “us” in this summary of tax consequences mean EMCORE Corporation or any affiliate of EMCORE Corporation that employs an optionee, as the case may be.

The grant of stock options under the 2000 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are “incentive stock options” or non-qualified options.

The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a “disqualifying disposition”). If these holding period requirements under the Internal Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2000 Plan with the intention that compensation resulting from options granted under the 2000 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2000 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

Under certain circumstances, accelerated vesting or exercise of options under the 2000 Plan in connection with a “change in control” of EMCORE might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE IN SHARES AVAILABLE UNDER THE 2000 STOCK OPTION PLAN IN ACCORDANCE WITH PROPOSAL III.

PROPOSAL IV: TO APPROVE AN INCREASE IN THE NUMBER OF
SHARES AVAILABLE UNDER EMCORE'S 2000 EMPLOYEE STOCK PURCHASE PLAN

General

On November 8, 1999, the Board of Directors adopted the EMCORE Corporation 2000 Employee Stock Purchase Plan (the “2000 ESPP”), which provides the Company’s employees with the opportunity to acquire an ownership interest in EMCORE Corporation through the purchase of shares of the Company’s common stock through payroll deductions. The option price is set at 85% of the market price for the Company’s common stock on either the first or last day of the participation period, whichever is lower. Contributions are limited to 10% of an employee's compensation. The 2000 ESPP became effective upon its approval by the Company’s shareholders at the 2000 Annual Meeting. In fiscal 2004, the 2000 ESPP was amended by the Board of Directors to change from a 12-month duration plan to a 6-month duration plan, with new participation periods beginning in January and July of each year.

The 2000 ESPP currently provides for a total of 1,000,000 shares of the Company’s common stock for purchase by employees, subject to adjustment for certain changes in our capital (described under “Changes in Capital” below). The 2000 ESPP qualifies as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), so that our employees may enjoy certain tax advantages (see“Certain Federal Income Tax Consequences” below).

At the 2006 Annual Meeting, the shareholders will be requested to approve an increase in the number of shares of Common Stock available for issuance under the 2000 ESPP. As of the date of the 2006 Annual Meeting, we expect to have no shares authorized and available for issuance under the 2000 ESPP, and to have had to cut back Participant purchases on the December 30, 2005 exercise date because of the lack of available shares.

On October 20, 2005, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted an amendment to the 2000 ESPP, subject to approval by the shareholders, to increase the total number of shares of Common Stock on which options may be granted under the 2000 ESPP by 1,000,000, to 2,000,000. The Board of Directors recommends approval of this amendment to the 2000 ESPP to permit the issuance of this increased number of shares of Common Stock thereunder. The Board of Directors believes that this proposed increase is in the best interests of the Company and the shareholders. In the event this proposal is not approved by our shareholders, and as a consequence we are unable to continue to grant options at competitive levels, the Board of Directors believes that it will negatively affect our ability to meet our need for highly qualified personnel and our ability to manage future growth.

If this proposal is adopted, the first sentence of Section 5.01(a) of the 2000 ESPP would be amended to read, in its entirety, as follows:

“The maximum number of shares of Common Stock that may be issued under the Plan shall be 2,000,000 shares.”

Effective October 1, 2005, the first day of fiscal 2006, EMCORE adopted SFAS No. 123(R), Share-Based Payment (Revised 2004), on a modified prospective basis. As a result, EMCORE will now include stock-based compensation costs in its results of operations for the fiscal quarter ended December 31, 2005 and subsequent reporting periods.

This proposal summarizes the essential features of the 2000 ESPP, as it would be amended pursuant to this proposal. You should read the amended plan for a full statement of its terms and conditions. A copy of the 2000 ESPP may be obtained upon written request to our Investor Relations Department at 145 Belmont Drive, Somerset, NJ 08873.

Description of Material Features of the 2000 ESPP

Administration. The Board of Directors selects at least three of its members to serve on a Committee that administers the 2000 ESPP. Subject to limitations of applicable laws or rules, the Board of Directors may exercise the powers of the Committee, and, if no such committee exists, the Board of Directors will perform all the functions of the Committee. All decisions and actions of the Committee will be final and conclusive. Subject to limitations of applicable laws or rules, the Committee may delegate its administrative responsibilities and powers under the 2000 ESPP.

In addition to its other powers under the 2000 ESPP described in this summary, and subject to the express provisions of the 2000 ESPP, the Committee will have discretionary authority to:

•	interpret the 2000 ESPP and option agreements,

•	determine eligibility to participate in the 2000 ESPP,

•	adjudicate and determine all disputes arising under or in connection with the 2000 ESPP,

•	impose restrictions on ownership and transferability of the shares of our common stock underlying options granted under the 2000 ESPP

•	establish procedures for carrying out the 2000 ESPP, and

•	make all other determinations deemed necessary or advisable for administering the 2000 ESPP.

The Compensation Committee (which consists of Messrs. Gillen, Scott, and Bogomolny, each of whom is a director, but not an employee, of EMCORE) is presently responsible for managing the 2000 ESPP.

Eligibility. All full-time and part-time employees of EMCORE and those of our designated subsidiaries are eligible to participate in the 2000 ESPP, except:

an employee may not be granted an option under the 2000 ESPP if:

•	immediately after the grant of such option, the employee would own 5 percent or more of the vote or value of all classes of our stock or the stock of any of our subsidiaries, or

•
such option would permit the employee to purchase more than $25,000 of our stock (using the fair market value of our stock at the time the option is granted) under the 2000 ESPP (and any other employee stock purchase plan of us or our subsidiaries) per calendar year when the option is outstanding;

and the Committee may, in its discretion, exclude from participation in the 2000 ESPP employees who:

•	customarily work 20 or fewer hours per week,

•	customarily work 5 or fewer months per calendar year, or

•	are highly compensated employees (within the meaning of Section 414(q) of the Internal Revenue Code).

Since the effective date of the 2000 ESPP (and until the Committee determines otherwise), employees who customarily work 20 or fewer hours per week, or who customarily work 5 or fewer months per calendar year, have been ineligible to participate in the 2000 ESPP.

Approximately 675 employees are currently eligible to participate in the 2000 ESPP. In December 2004 (for the period from July 1, 2004 to December 31, 2004), employees participating in the 2000 ESPP purchased 167,546 shares of the Company’s common stock. In June 2005 (for the period from January 1, 2005 to June 30, 2005), employees participating in the 2000 ESPP purchased 174,169 shares of the Company’s common stock.

Terms of Options.

Options and Offering Periods. An option granted to an eligible employee under the 2000 ESPP allows the employee to use payroll deductions accumulated during successive six-month offering periods to purchase shares of our common stock at the end of each offering period. The option price of the shares is the lesser of 85 percent of our common stock's fair market value on the first day of the offering period or the last day of the offering period. Offering periods begin on the first trading date on or after January 1 and July 1, and end on the last trading date on or before June 30 and December 31 of each calendar year, while the 2000 ESPP is in effect. The Committee may change the commencement and duration of offering periods under the Purchase Plan. Our Board of Directors also may terminate a pending offering period, in which case payroll deductions that have accumulated in participants' accounts (see "Payroll Deductions" below) will be used to exercise outstanding options or returned to the appropriate participants, as determined by the Board of Directors, in its discretion.

Participation. Each eligible employee decides for himself or herself whether to participate or not participate in the 2000 ESPP during each offering period. An eligible employee may elect to enroll in the 2000 ESPP by filing an agreement with the Company’s payroll office before the first day of the applicable offering period.

Payroll Deductions. A participant's agreement must specify the percentage, from 1 to 10 percent, to be deducted from his or her compensation (as defined in the 2000 ESPP) on each payroll date during the offering period. Payroll deductions will be credited to a bookkeeping account in the participant's name. The Company does not set aside any assets with respect to such participant accounts, and such accounts do not bear interest. A participant may decrease his or her contribution rate no more than once each offering period. The Committee may limit the number of participants who change their contribution rates during any offering period and may, subject to certain limitations in the 2000 ESPP, decrease the contribution rate of any participants. Except in the event of a change in control of EMCORE (as described under "Changes in Capital" below), participants are not permitted to make contributions to their accounts under the 2000 ESPP otherwise than through payroll deductions as described above.

Exercise of Option. Unless a participant provides the Company with written notice or withdraws from the 2000 ESPP, his or her option will be automatically exercised on the last day of the offering period to purchase the maximum number of full shares of our common stock that can be purchased at the applicable option price using the accumulated payroll deductions in the participant's account. The 2000 ESPP sets forth certain limitations on the number of shares that a participant may purchase in a single offering period. Any excess payroll deductions remaining in a participant's account after exercise of his or her option will be returned to the participant, without interest, and may not be used to exercise options granted under the 2000 ESPP in any subsequent offering period (except for any excess funds attributable to the inability to purchase a fractional share, which will be retained in the participant's account for a subsequent offering period or may be withdrawn by the participant).

Withdrawal/Termination of Employment. A participant may withdraw from the 2000 ESPP at any time, receiving payment of his or her accumulated payroll deductions and ceasing further payroll deductions, by providing the Company with written notice to withdraw. If a participant so terminates his or her employment, such participant will be considered to have withdrawn from the 2000 ESPP. A leave of absence in excess of 90 days without a guaranteed right to reemployment will be considered a termination of employment for purposes of the 2000 ESPP. When a participant withdraws from the 2000 ESPP, his or her unexercised options will automatically terminate, and we will return to the participant all accumulated payroll deductions in his or her account.

Transferability of Options. No one other than the participant who receives an option under the 2000 ESPP may exercise such option during such participant's lifetime. Participants are not entitled to transfer, assign or otherwise dispose of their payroll deductions or rights to exercise options or receive common stock under the 2000 ESPP, except, in the event of a participant's death, by will, the laws of descent and distribution or to the deceased participant's designated beneficiary.

Changes in Capital. In the event of certain changes in our outstanding common stock or capital structure, such as a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or corporate separation or division, or change in the number of shares of our capital stock effected without receipt of full consideration, the Committee may, in its discretion, make appropriate adjustments or substitutions with respect to the following to reflect equitably the effects of such changes to participants in the 2000 ESPP:

•	the number, class and kind of shares available under the 2000 ESPP,

•	the number, class and kind of shares covered by outstanding options,

•	the maximum number of shares that a participant may purchase during an offering period,

•	the option prices of outstanding options, and

•	any other necessary characteristics or terms of the 2000 ESPP or the options.

If a "change in control" of EMCORE (as defined in the 2000 ESPP) occurs, the 2000 ESPP gives the Committee discretion to:

•
terminate the pending offering period and permit each participant to make a one-time cash contribution equal to the amount that the Committee determines such participant would have contributed under the 2000 ESPP through payroll deductions until the otherwise scheduled end of the pending offering period and use the accumulated payroll deductions to exercise outstanding options; or

•
terminate each participant's options in exchange for a cash payment equal to (a) the balance of the participant's account under the 2000 ESPP, plus (b) the highest value of the consideration received for a share of our common stock in the change in control transaction (or, if greater, the highest fair market value of a share of our common stock during the 30 consecutive trading days prior to the closing or expiration date of the change in control transaction), less the option price of the participant's option (determined as if the option were exercised on the closing or expiration date of the change in control transaction), multiplied by the number of full shares of our common stock that the participant could have purchased immediately prior to the change in control with the then outstanding balance of the participant's account under the 2000 ESPP.

Tax Withholding Obligations. If any taxes are required to be withheld when a participant exercises his or her option, or when shares are issued under the 2000 ESPP or disposed of by a participant, we may, as a condition to delivery of stock certificates under the 2000 ESPP, require that the participant remit to us the amount necessary to satisfy such taxes, or we may make other arrangements, including withholding from the participant's compensation or other amounts due to such participant, to satisfy such taxes.

Amendment and Termination of the 2000 ESPP. Our Board of Directors may terminate, discontinue, amend or suspend the 2000 ESPP at any time. However, without approval of the shareholders, the Board of Directors may not:

•	increase the maximum number of shares that we may issue under the 2000 ESPP, or that a participant may purchase in any offering period (except as described under "Changes in Capital" above);

•	change the class of employees eligible to receive options under the 2000 ESPP (except for the designation of any subsidiaries whose employees will be eligible to participate in the 2000 ESPP); or

•	change the formula by which the option price is determined under the 2000 ESPP.

Except for an amendment or termination described under "Changes in Capital" above, or in the last sentence of the portion of this summary under "Terms of Options - Options and Offering Periods," above, no amendment or termination of the 2000 ESPP may materially adversely affect the existing rights of any participant under his or her option without such participant's consent.

Certain Federal Income Tax Consequences. The following is a brief summary of certain significant United States Federal income tax consequences under the Internal Revenue Code, as in effect on the date of this summary, applicable to EMCORE and employees in connection with participation and purchase of shares of our common stock under the 2000 ESPP. This summary is not intended to be exhaustive, and among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to "EMCORE" and "us" in this summary of tax consequences mean EMCORE Corporation or any subsidiary of EMCORE Corporation that employs an employee who participates in the 2000 ESPP, as the case may be.

An employee will not recognize any taxable income upon an election to participate in the 2000 ESPP and receipt of an option to purchase stock under the 2000 ESPP. The amounts deducted from the salary of an employee who participates in the 2000 ESPP will constitute ordinary income taxable to the employee. The 2000 ESPP is intended to qualify for the favorable income tax consequences of Section 423 of the Internal Revenue Code. As such, no income tax consequences will arise for an employee when shares of our common stock are purchased by exercising such employee's option under the 2000 ESPP. The employee receives a tax basis in the shares purchased equal to his or her payroll deductions used to exercise the option.

If such an employee does not dispose of the shares purchased upon exercise of his or her option under the 2000 ESPP until at least eighteen months after the grant date of the employee's option (i.e., the first day of the offering period) and one year after the date of such purchase, and if such employee remains an employee of EMCORE at all times from the grant date of such option to the day three months before such exercise, or if the employee dies while owning such shares, the employee will recognize taxable ordinary income upon disposition of such shares, or death, equal to the lesser of the excess of the fair market value of the shares when the option was granted (i.e., the first day of the offering period) over the purchase price paid for such shares or the excess of the fair market value of such shares at the time of such disposition or death over the purchase price paid for the shares. EMCORE is not entitled to a tax deduction with respect to any such disposition. Any such ordinary income recognized by an employee upon disposition of his or her shares will increase the employee's basis in such shares, for purposes of computing capital gain thereon. Any proceeds received for the shares in excess of such adjusted basis will be taxable as capital gain. If an employee sells such shares for less than the purchase price paid, he or she will recognize no such ordinary income, and such employee will have a capital loss equal to the difference between the sale price and the purchase price previously paid.

If an employee disposes of shares purchased under the 2000 ESPP before meeting the requisite holding periods described in the preceding paragraph, that employee will be required to report taxable ordinary income at the time of such disposition to the extent of the difference between the fair market value of such shares on the date of purchase and the purchase price paid. EMCORE will generally be allowed a tax deduction equal to the amount of such ordinary income so reported by such employee. The basis of an employee in such shares acquired under the 2000 ESPP will be increased by such amount reported as ordinary income by such employee upon disposition of such shares. Any proceeds received for the shares in excess of such employee's adjusted basis will be taxable as capital gain; if such adjusted basis exceeds the amount received for such shares, such excess will be a capital loss.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE IN SHARES AVAILABLE UNDER THE 2000 EMPLOYEE STOCK PURCHASE PLAN IN ACCORDANCE WITH PROPOSAL IV.

GENERAL MATTERS

Annual Report on Form 10-K and Financial Statements

The Company’s 2005 Annual Report on Form 10-K is being mailed to the Company’s shareholders together with this Proxy Statement. Additional exhibits to the Form 10-K not included in this mailing will be furnished upon written request directed to the Company at 145 Belmont Drive, Somerset, NJ 08873, Attention: Investor Relations. The Company’s 2005 Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement are also available on the Company’s website (www.emcore.com).

Shareholder Proposals

Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders, including nominations for the Company’s Board of Directors, must be received by the Company no later than September 29, 2006. Proposals may be mailed to the Company, to the attention of Howard W. Brodie, Secretary, 145 Belmont Drive, Somerset, NJ 08873. Proposals must comply with all applicable SEC rules.

Shareholder Communications with the Board

Shareholders may communicate with the Company’s Board of Directors through its Secretary by writing to the following address: Board of Directors, c/o Howard W. Brodie, Secretary, EMCORE Corporation, 145 Belmont Drive, Somerset, NJ 08873. The Company’s Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Board Attendance at Annual Meetings

The Company strongly encourages members of the Board of Directors to attend the Company’s Annual Meeting of Shareholders, and historically a majority have done so. For example, 6 of 8 directors attended the 2004 Annual Meeting, and 7 of 8 directors attended the 2005 Annual Meeting.

Other Matters

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

By Order of the Board of Directors, HOWARD W. BRODIE SECRETARY

PROXY FORM
Proxy Card - Page 1

ANNUAL MEETING OF SHAREHOLDERS OF

EMCORE CORPORATION

February 13, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
- ○ Thomas G. Werthan
- ○ John Gillen

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

5. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 2005 Annual Report to Shareholders.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Proxy Card - Page 2

EMCORE CORPORATION

145 Belmont Drive
Somerset, New Jersey 08873

The undersigned hereby appoints Reuben F. Richards, Jr. and Thomas G. Werthan, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of the Company, to be held on February 13, 2006 or at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), "FOR" THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2), "FOR" AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S 2000 STOCK OPTION PLAN IN ACCORDANCE WITH PROPOSAL (3), AND "FOR" AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S 2000 EMPLOYEE STOCK PURCHASE PLAN IN ACCORDANCE WITH PROPOSAL (4).

(Continued and to be signed on the reverse side)

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